Exhibit 3.4

EXECUTION VERSION

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

KRATON POLYMERS LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of KRATON Polymers LLC, a Delaware limited liability company (the “Company”), entered into as of March 31, 2004, by Polymer Holdings LLC (formerly, TPG Polymer Holdings, LLC), a Delaware limited liability company, as the sole member (“Holdings” or the “Member”).

WITNESSETH:

WHEREAS, Holdings, Ripplewood Chemical Holding LLC, a Delaware limited liability company (“Ripplewood”), the Company and Polymer Acquisition LLC (formerly TPG Polymer Acquisition LLC), a Delaware limited liability company and a wholly-owned subsidiary of Holdings, entered into an Agreement and Plan of Merger, dated as of November 5, 2003, and amended and restated as of December 23, 2003 (the “Merger Agreement”), pursuant to which Polymer Acquisition LLC merged with and into the Company, with the Company as the surviving entity;

WHEREAS, as a result of the merger described above, the Member holds all of the interests of the Company; and

WHEREAS, the Member desires to amend and restate in their entirety the terms of the Amended and Restated Limited Liability Company Agreement of the Company dated as of February 28, 2001, as amended on March 1, 2001 (the “Prior Agreement”) in order to, among other things, specify the terms and conditions of the limited liability company interests of the Company.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Name. The name of the Company is KRATON Polymers LLC. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Member, provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

2. Principal Place of Business. The Company shall have its principal office at 700 Milam Street, 13th Floor, North Tower, Houston, Texas 77002. The Member may at any time change the location of the Company’s principal office to any other location within the United States, and may establish such other offices or places of business for the Company as the Member may deem appropriate.

3. Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

4. Purpose of the Company. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Act. In furtherance of its purpose, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purpose that are conferred upon limited liability companies under the Act.

5. Duration. The existence of the Company shall commence as of the date that the Certificate is filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of this Agreement.

6. Members. The name and the mailing address of the Member are set forth on Schedule A hereto, as amended from time to time.

7. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

9. Limited Liability Company Interests. The limited liability company interests of the Company shall be divided into units (“Units”). The Member is hereby issued one (l) Unit.

10. Capital Contributions. Upon its execution and delivery of this Agreement, the Member is deemed admitted as the Member of the Company, effective as of the Closing Date. The Member made a contribution of cash and/or property (a “Capital Contribution”) to the Company on the Closing Date in the amount set forth on Schedule A hereto. Any amount returned to the Member in respect of the Closing Date Working Capital Adjustment will be deemed to be an adjustment to such Capital Contribution.

11. Additional Contributions. The Member may, but is not required to, make any additional Capital Contributions to the Company.

12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Directors; provided that the Company shall distribute amounts received in respect of the Closing Date Working Capital Adjustment to the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

13. Management. (a) The Member shall appoint a board of directors (the “Board of Directors”) to oversee the business of the Company and its subsidiaries. Except as otherwise provided by this Agreement, the Board of Directors shall have the full right and authority (acting on behalf of the Member) to manage the business and affairs of the Company.

(b) The Board of Directors shall consist of (i) the members of the board of directors of the Member (the “Sponsor Directors”), (ii) the Chief Executive Officer of the Company and (iii) three (3) Independent Directors nominated as follows: one (1) jointly by TPG III and TPG IV (or their Affiliates holding voting units of TJ Chemical), one (1) by JPMP (or its Affiliates holding voting units of TJ Chemical) and one (1) selected by the unanimous agreement of TPG III, TPG IV and JPMP (or their Affiliates holding voting units of TJ Chemical), who will serve as the chairperson of the Board of Directors. A new Sponsor Director shall be appointed and a Sponsor Director shall be removed whenever such Sponsor Director is appointed to or removed from, as the case may be, the board of directors of the Member.

(c) Each of TPG and JPMP (or their respective Affiliates holding voting units of TJ Chemical) shall have the right to fill vacancies created by death, removal or resignation of the nominees of TPG or JPMP, as the case may be.

(d) Subject to Section 13(b), the removal of any Independent Director shall require the unanimous consent of TPG (or its Affiliates holding voting units of TJ Chemical) and JPMP (or its Affiliates holding voting units of TJ Chemical).

(e) Notwithstanding the foregoing, in the event that TPG or JPMP is no longer entitled to designate any directors to the board of directors of TJ Chemical, then TPG or JPMP, as the case may be, shall no longer be entitled to nominate any Independent Director pursuant to Section 13(b) hereof or remove any Independent Director pursuant to Section 13(d) hereof.

(f) Decisions of the Board of Directors shall require the approval of a majority of the directors.

(g) The Company shall reimburse the directors for all reasonable out of pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including without limitation, travel, lodging and meal expenses.

(h) To the extent available on commercially reasonable terms, the Company shall obtain insurance for members of the Board of Directors and officers of the Company, as determined by the Board of Directors.

(i) The Board of Directors may create committees to be comprised of members of the Board of Directors.

14. Company Matters Requiring Super-Majority Approval. (a) Notwithstanding the provisions of Section 13 hereof, the Company shall not take, and shall cause its Significant Subsidiaries not to take, any of the following actions without the prior written consent of the Member or the unanimous prior written consent of the Sponsor Directors:

(i) The appointment of, or the approval of the retention, termination or change (including a change in responsibilities) of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or officers with substantially equivalent responsibilities;

(ii) The approval of its annual budget (including operating and capital plans), business plan and any related material business policies, and any material amendments and deviations from any of the foregoing resulting from management decisions;

(iii) The disposal of all or substantially all its assets, interests or stock, or the amalgamation, consolidation, merger, share exchange or entry into any business combination by it with another Person;

(iv) The authorization, issuance or repurchase of Units, membership interests, shares, options, warrants or other rights relating to equity securities, or the allotment of unissued shares or rights or options to or in respect of shares, or the variation of any rights attaching to issued or unissued shares of the Company or any of its Significant Subsidiaries.

(v) The declaration of dividends or distributions of any kind, other than distributions or dividends among the Company, any of its subsidiaries and the Member;

(vi) An IPO;

(vii) Any material incurrence of indebtedness, issuance of debt or similar securities or financial accommodation (in whatever form, including finance leases);

(viii) The appointment or removal of a Person as its auditor, or any material change to its accounting policies other than as is required to comply with GAAP;

(ix) Any liquidation, bankruptcy, dissolution, recapitalization, reorganization, or assignment to its creditors, or any similar transaction;

(x) The amendment of, or any change to or waiver of the provisions of this Agreement, or the articles of incorporation, certificate of formation, by-laws, limited liability company agreement, partnership agreement or equivalent constituent documents of the Company or any of its Significant Subsidiaries;

(xi) The creation, amendment or any modification of, any financing arrangement or credit facility, the grant of encumbrance over any assets or the giving of a guarantee;

(xii) The acquisition or disposition of material assets, whether through merger, consolidation, share exchange, business combination or otherwise;

(xiii) The creation of any non-wholly owned subsidiaries;

(xiv) The settlement of any material litigation, arbitration, or administrative proceeding;

(xv) The entering into, the amendment of or the modification of, in any material respect, any contract that is material to the Company or any of its Significant Subsidiaries;

(xvi) The adoption or modification of any employee option program that would dilute the value of any Unit; or

(xvii) The entering into or development of a new line of business of the Company or any of its Significant Subsidiaries.

(b) (i) Without the prior written consent of the Member or unanimous prior written consent of the Sponsor Directors, neither the Company nor any of its subsidiaries shall (i) enter into any agreement or transaction, directly or indirectly, with a voting member of TJ Chemical or any of its Affiliates, or (ii) create any committee of its board of directors (or equivalent body) or delegate or modify any powers of its board of directors to any committee or any other Person.

(ii) The Member agrees and acknowledges that the directors may share confidential, non-public information about the Company with TPG III, TPG IV and JPMP, as applicable.

(c) Notwithstanding the foregoing, the prior written consent of the Member shall be required for the actions described in Section 14(a) and (b) above if any Sponsor Director requests of the Board of Directors or the Company, either prior to or at the time any such action is being considered by the Board of Directors, that Member consent (and not Board of Directors consent) be sought for such action.

15. Officers. (a) Either the Member or the Sponsor Directors (by unanimous consent) may from time to time as it or they deem(s) advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member or the Sponsor Directors, as the case may be, decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Board of Directors. An officer may be removed with or without cause by the Board of Directors at any time.

(b) Notwithstanding the foregoing, the prior written consent of the Member shall be required for the actions described in Section 15(a) if any Sponsor Director requests of the Board of Directors or the Company, either prior to or at the time any such action is being considered by the Board of Directors, that Member consent (and not Board of Directors consent) be sought for such action.

16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Tax Matters. The Member hereby agrees that the Company shall be treated as a disregarded entity for U.S. federal income tax purposes. Neither the Company nor the Member shall take any action so as to cause the Company to be treated as a corporation for U.S. federal income tax purposes without the consent of the Board of Directors or the Member. The Company shall timely file all necessary tax forms and tax returns.

18. Exculpation and Indemnification. Neither the Member (including its respective officers, directors, stockholders, partners and affiliates), any member of the Board of Directors, officer of the Company, nor any other person who serves at the request of the Member or such officer on behalf of the Company as an officer, director, partner, employee or agent of any other entity (each an “Indemnified Person”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person; provided that such Indemnified Person shall be liable for any such loss, damage or claim if there is a final and non-appealable judicial determination that such Indemnified Person, (i) did not act in good faith and in what such Indemnified Person, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Indemnified Person; (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had reasonable cause to believe that such Indemnified Person’s, conduct was unlawful. To the full extent permitted by applicable law, such Indemnified Person shall be indemnified and held harmless by the Company for an against any and all judgments, fines, settlements, losses, claims, demands, costs, damages, liabilities, joint and several, and expenses of any nature, including reasonable attorneys’ fees and disbursements and other amounts arising from any proceeding (collectively “Costs”), incurred by such Indemnified Person, by reason of any act or omission performed or omitted by such Indemnified Person, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person, by this Agreement, except that such Indemnified Person shall not be entitled to indemnification under this Section 18 with respect to any Costs if there is a final and non- appealable judicial determination that such Indemnified Person, (i) did not act in good faith and in what such Indemnified Person, reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to this such Indemnified Person by this Agreement, (ii) acted with gross negligence, willful misconduct or fraud, or (iii) with respect to any criminal act or proceeding, had reasonable cause to believe that such Indemnified Person’s, conduct was unlawful; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and such Indemnified Person, shall have no personal liability on account thereof.

19. Assignments. A Member may Transfer in whole or in part its interest in the Company. If a Member Transfers any of its interest in the Company pursuant to this Section, the Transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the Transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

20. Resignation. A Member may resign from the Company with the written consent of the Company. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 21 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

21. Dissolution. (a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The bankruptcy of the Member (as defined in Section 18-304 of the Act) will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supercedes all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, the Prior Agreement.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

27. Certain Definitions:

“Act” means the Delaware Limited Liability Company Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Person shall be considered an Affiliate as a result of any employment or management arrangement with the Company or any its subsidiaries

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) no Person shall be considered an Affiliate as a result of any employment or management arrangement with the Company or any its subsidiaries and (ii) Management LLC shall not be considered an Affiliate of any member of TJ Chemical.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Board of Directors” has the meaning set forth in Section 13(a).

“Capital Contribution” has the meaning set forth in Section 10.

“Closing Date” means December 23, 2003.

“Closing Date Working Capital Adjustment” has the meaning set forth in the Credit Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Costs” has the meaning set for in Section 18.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of December 23, 2003, among Holdings, the Company, certain subsidiaries of Holdings, certain lenders and certain other parties thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Indemnified Person” has the meaning set forth in Section 18.

“Independent Director” means an individual who is not (i) an Affiliate of the Company, the Member and member of the Member, or any of their respective Affiliates, (ii) the holder of 5% or more of the voting securities of the Company or the Member, or any of their respective Affiliates, (iii) an employee or officer of the Company, a Sponsor Director or a director of the Company selected pursuant to Section 13(b)(ii) or (iv) an employee, director or officer of the Member, or any of its respective Affiliates or any Affiliate of the Company.

“IPO” means an initial registered offering of equity securities or equity interests of the Company or any of its subsidiaries to the public.

“JPMP” means, collectively, JPMP BHCA Fund, JPMP Main Fund, J.P. Morgan Global Investors (Cayman), L.P., a Cayman Islands limited partnership, JPMP Global Fund/Kraton, L.P., a Delaware limited partnership, JPMP Global Fund/ Kraton A, L.P., a Delaware limited partnership and J.P. Morgan Global Investors (Cayman) II, L.P, a Cayman Islands limited partnership.

“JPMP BHCA Fund” means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership.

“JPMP Main Fund” means J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership.

“LLC Agreement” mean the amended and restated limited liability operating agreement of the Member, as such agreement may be amended from time to time.

“Member” has the meaning set forth in the preamble to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Person” means an individual, corporation, association, limited liability company, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Prior Agreement” has the meaning set forth in the recitals to this Agreement.

“Ripplewood” has the meaning set forth in the recitals to this Agreement.

“Significant Subsidiaries” has the meaning set forth in the LLC Agreement.

“Sponsor Directors” has the meaning set forth in Section 13(b).

“TJ Chemical” means TJ Chemical Holdings LLC, a Delaware limited liability company and the sole member of the Member.

“TPG” means, collectively, TPG III and TPG IV.

“TPG III” means TPG III Polymer Holdings LLC, a Delaware limited liability company.

“TPG IV” means TPG IV Polymer Holdings LLC, a Delaware limited liability company.

“Transfer” means, with respect to any Unit, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have a correlative meaning.

“Units” has the meaning set forth in Section 9.

IN WITNESS WHEREOF, the undersigned Member has duly executed this Agreement as of the date first written above.

POLYMER HOLDINGS LLC

By:	/s/ Richard A. Ekleberry
Name:	Richard A. Ekleberry
Title:	Vice President and Secretary

Schedule A

Member	Contribution
Polymer Holdings LLC
301 Commerce Street, Suite 3300	Cash	$266,206,577.95

Fort Worth, Texas 76102	TOTAL	$266,206,577.95